UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2014

Vantiv, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249
(Address of principal executive offices, including zip code)

(513) 900-5250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Financing Agreements
The acquisition of Mercury Payment Systems, LLC, a Delaware limited liability company (“Mercury”) by Vantiv, Inc. (the “Company”) (as further described below) was financed with a portion of the loans incurred in connection with an amended and restated loan agreement, dated as of June 13, 2014, by and among Vantiv, LLC, a Delaware limited liability company and a majority owned subsidiary of the Company (“Vantiv LLC”), various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”), and the other agents party thereto, effected pursuant to an amendment and restatement agreement, dated as of June 13, 2014, by and among Vantiv, LLC, Vantiv Holding, LLC, a majority-owned subsidiary of the Company (“Vantiv Holding”), certain other subsidiaries of Vantiv, LLC, as guarantors, the Administrative Agent and the lenders and other agents party thereto.
The amended and restated loan agreement provides for senior secured credit facilities (the “Senior Secured Credit Facilities”) comprised of a $2,050 million tranche A term loan maturing in June 2019, a $1,400 million tranche B term loan maturing in June 2021 and a $425 million revolving credit facility maturing in June 2019. A portion of the revolving facility in an amount not to exceed $100.0 million is available for swing line loans and a portion in an amount not to exceed $40.0 million is available for the issuance of letters of credit.
The tranche A term loans amortize in equal quarterly installments equal to 1.25% per quarter during each of the first twelve quarters, 1.875% per quarter during the next four quarters and 2.50% during the next three quarters, with a balloon payment at maturity. The tranche B term loans amortize in equal quarterly installments of 0.25% per quarter, with a balloon payment at maturity. Additionally, subject to certain terms and conditions, the amended and restated loan agreement permits the incurrence of incremental loans in an amount of up to $650 million, plus an unlimited amount of additional debt so long as Vantiv LLC is in compliance with certain leverage ratios.
The obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Vantiv Holding and certain of Vantiv LLC’s existing and subsequently acquired or organized domestic subsidiaries. The Senior Secured Credit Facilities and related guarantees are secured on a first-priority basis (subject to liens permitted under the Amended and Restated Loan Agreement) by a lien on substantially all the tangible and intangible assets of Vantiv LLC and the guarantors, including all of the capital stock held by such obligors (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries), subject to certain exceptions.
Interest on all loans under the Senior Secured Credit Facilities is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto. Borrowings under the Amended and Restated Loan Agreement accrue interest at a rate equal to, at Vantiv LLC’s option, a base rate or LIBOR rate plus an applicable margin. The applicable margin for the tranche A term loans and the revolving credit facility ranges, depending on Vantiv LLC’s leverage, from 125 to 200 basis points in the case of LIBOR loans and 25 to 100 basis points in the case of base rate loans. The applicable margin for the tranche B term loans ranges from 275 to 300 basis points in the case of LIBOR loans and 175 to 200 basis points in the case of base rate loans. The tranche B term loans are also subject to a 0.75% interest rate floor for LIBOR loans and a 1.75% interest rate floor for base rate loans.
Subject to certain conditions and exceptions, Vantiv LLC is permitted to make voluntary prepayments of the loans under the Senior Secured Credit Facilities and to reduce the existing loan commitments at any time without premium or penalty, except that, with respect to the tranche B term loans, subject to certain exceptions, such prepayments are subject to a premium equal to 1.0% of any tranche B term loans prepaid prior to the date that is six months after the date of the amended and restated loan agreement with the proceeds of debt bearing a lower effective interest rate than the debt repaid.
Subject to certain exceptions, Vantiv LLC is required to prepay borrowings under the Senior Secured Credit Facilities as follows: (1) with respect to the term loans, with 100% of the net proceeds Vantiv LLC receives from the incurrence of debt obligations other than permitted debt obligations, (2) with respect to the term loans, with 100% of the net proceeds in excess of $10 million individually and $20 million in the aggregate in any fiscal year that Vantiv LLC receives from specified non-ordinary course asset sales or as a result of a casualty or condemnation events, subject to reinvestment provisions and (3) with respect to the tranche B term loans only, with 50% of excess cash flow for each fiscal year of Vantiv LLC, which percentage is subject to decrease based on Vantiv LLC’s senior secured leverage ratio.
The amended and restated loan agreement requires Vantiv LLC to maintain a maximum leverage ratio (based upon the ratio of total funded debt to consolidated EBITDA) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to cash interest expense), each of which will be tested quarterly based on the last four fiscal quarters, commencing on September 30, 2014. The maximum leverage ratio starts at 6.50:1.00 and becomes more restrictive over time.
The amended and restated loan agreement contains customary representations and warranties and affirmative covenants applicable to Vantiv LLC, Vantiv Holding (in certain instances) and certain of Vantiv LLC’s subsidiaries and also contains certain restrictive covenants, including, among others, limitations on: the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of Vantiv LLC’s capital stock, prepayments of certain debt, transactions with affiliates and modifications of Vantiv LLC’s organizational documents and certain debt agreements. The amended and restated loan agreement also contains customary events of default.
As a result of the transactions governed by the amended and restated loan agreement, on June 13, 2014 the amount of funded debt on the Company’s balance sheet increased by approximately $1,670 million, all of which was used to fund the acquisition of Mercury, repay certain existing debt and pay fees and expenses in connection with the foregoing.
The foregoing description of the amended and restated loan agreement and the amendment and restatement agreement does not purport to be complete and is qualified in its entirety by reference to the amendment and restatement agreement, which is incorporated herein by reference as Exhibit 10.1, and the amended and restated loan agreement, which is incorporated herein by reference as Exhibit 10.2.
Tax Receivables Agreement
Simultaneously and in connection with the execution of the Transaction Agreement (as defined below), NPC Group, Inc., a Delaware corporation and a majority-owned subsidiary of the Company (“NPC Group”) and Vantiv LLC entered into a Tax Receivable Agreement with unitholders and vested optionholders of Mercury with obligations that became effective on, and subject to the occurrence of, the closing of the Transactions (as defined below). The Tax Receivable Agreement generally provides that NPC Group will pay to the former Mercury unitholders and vested optionholders 85% of the value of certain tax benefits resulting from the Transactions (as defined in Item 2.01 below).
Payments under the Tax Receivable Agreements are only required to the extent NPC Group realizes cash savings as a result of the underlying tax attributes. The cash savings realized by NPC Group are computed by comparing NPC Group’s actual income tax liability (giving effect to certain adjustments set forth in the Tax Receivable Agreement) to the amount of such taxes NPC Group would have been required to pay had there been no increase to the tax basis of the assets of Mercury as a result of the Transactions and had there been no tax benefit to NPC Group as a result of the net operating losses and other tax attributes of Mercury. As such, obligations recorded pursuant to the Tax Receivable Agreement are based on estimates of future taxable income and future tax rates. The Company will retain the benefit of the remaining 15% of these tax savings.
The timing and/or amount of aggregate payments due under the Tax Receivable Agreement may vary based on a number of factors, including the amount and timing of the taxable income NPC Group generates in the future and the tax rate then applicable, the use of loss carryovers and amortizable basis. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless NPC Group exercises its right to terminate the Tax Receivable Agreement for an amount based on the agreed payments remaining to be made under the agreement.
The foregoing description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by reference to the Tax Receivable Agreement, which is incorporated herein by reference as Exhibit 10.3.

Item 2.01	Completion of Acquisition or Disposition of Assets.
Effective June 13, 2014, the Company completed its previously announced acquisition of Mercury, pursuant to a Transaction Agreement, dated as of May 12, 2014 (the “Transaction Agreement”) by and among the Company; Vantiv, LLC; National Processing Company, a Nebraska corporation and majority owned subsidiary of the Company (“National Processing”); Mars Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of National Processing (“Merger Sub”); SLP III Quicksilver Feeder I, L.P., a Delaware limited partnership (“Seller”) and the owner of all of the issued and outstanding equity interests of SLP III Quicksilver Feeder Corp., a Delaware corporation (the “Corporation”); Mercury; and Silver Lake Partners III DE, L.P., in its capacity as the equityholders’ representative (the “Equityholders’ Representative”).
At closing, (1) National Processing purchased from Seller all of the issued and outstanding shares of the Corporation, which owned certain units of Mercury (the “Purchase”) and, substantially simultaneously, (2) Merger Sub merged with and into Mercury (the “Merger” and, together with the Purchase, the “Transactions”), with Mercury continuing as the surviving company. Following the consummation of the Transactions, National Processing owns 100% of the issued and outstanding units of Mercury. Subject to the terms and conditions set forth in the Transaction Agreement, the Company paid $1,650,000,000 in cash for 100% of the issued and outstanding units (including restricted units) of Mercury and all vested options to acquire units (which options were cancelled at the Closing), subject to certain adjustments for, among other things, cash on hand at Mercury at the Closing, certain transaction expenses paid by the Company at the Closing, indebtedness of Mercury repaid by the Company at the Closing and the excess working capital at Mercury at the Closing, as applicable. Unvested options to acquire units of Mercury were converted into options with respect to Company common stock, with the number of units subject to such options and the exercise price thereof adjusted based on an exchange ratio equal to the quotient of (i) the per unit closing consideration divided by (ii) the average closing price per share of Company common stock on the New York Stock Exchange for the ten trading days ending with, and including, the trading day immediately preceding the date of the Closing.
The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required to be reported under this Item 2.03 is incorporated by reference from Item 1.01 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(a)    Financial statements of businesses acquired
Financial statements of the business acquired will be filed by amendment to this Current Report on Form 8-K (this “Report”) no later than 71 days following the date that this Report is required to be filed.
(b)    Pro forma financial information
Pro forma financial information will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(d)    Exhibits

Exhibit No.	Description
2.1
Transaction Agreement, dated as of May 12, 2014, by and among Vantiv, Inc., National Processing Company, Mars Merger Sub, LLC, Vantiv, LLC, SLP III Quicksilver Feeder I, L.P., Mercury Payment Systems, LLC and Silver Lake Partners III DE, L.P. (attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 16, 2014, and incorporated herein by reference).

10.1
Amendment and Restatement Agreement, dated as of June 13, 2014, among Vantiv, LLC, Vantiv Holding, LLC, the other Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2
Amended and Restated Loan Agreement, dated as of June 13, 2014, by and among Vantiv, LLC, various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other agents party thereto.

10.3
Tax Receivable Agreement, dated as of May 12, 2014, by and among NPC Group, Inc.; Silver Lake Partners III DE, LP; SLP III Quicksilver Feeder I, LP; Silver Lake Technology Investors III, L.P.; MPS 1, Inc.; Mercury Payment Systems II, LLC; Vantiv, LLC; and certain other parties listed on Schedule B thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: June 19, 2014	By:	/s/ Nelson F. Greene
		Name:	Nelson F. Greene
		Title:	Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1
Transaction Agreement, dated as of May 12, 2014, by and among Vantiv, Inc., National Processing Company, Mars Merger Sub, LLC, Vantiv, LLC, SLP III Quicksilver Feeder I, L.P., Mercury Payment Systems, LLC and Silver Lake Partners III DE, L.P. (attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 16, 2014, and incorporated herein by reference).

10.1
Amendment and Restatement Agreement, dated as of June 13, 2014, among Vantiv, LLC, Vantiv Holding, LLC, the other Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2
Amended and Restated Loan Agreement, dated as of June 13, 2014, by and among Vantiv, LLC, various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other agents party thereto.

10.3
Tax Receivable Agreement, dated as of May 12, 2014, by and among NPC Group, Inc.; Silver Lake Partners III DE, LP; SLP III Quicksilver Feeder I, LP; Silver Lake Technology Investors III, L.P.; MPS 1, Inc.; Mercury Payment Systems II, LLC; Vantiv, LLC; and certain other parties listed on Schedule B thereto.